Mail Stop 3561

 							January 30, 2006

Mr. Michael D. Casey
Chief Financial Officer
Carter`s, Inc.
The Proscenium
1170 Peachtree Street NE, Suite 900
Atlanta, GA  30309

	Re:	Carter`s, Inc.
		Form 10-K for Fiscal Year Ended January 1, 2005
      Filed March 16, 2005
      Forms 10-Q for Fiscal Quarters Ended
      April 2, 2005, July 2, 2005, and October 1, 2005
		File No. 1-31829

Dear Mr. Casey:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								George F. Ohsiek, Jr.
      Branch Chief